Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Tuesday, February 17, 2015

EMERSON RADIO CORP. REPORTS FISCAL 2015 THIRD QUARTER RESULTS

HACKENSACK, N.J. – February 17, 2015 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its third quarter and nine month period ended December 31, 2014.

Net product sales for the third quarter of fiscal 2015 were $19.6 million, as compared to $18.4 million for the third quarter of fiscal 2014, an increase of $1.2 million, or 6.3%. The higher year-over-year net product sales were driven by a $1.3 million, or 7.5%, increase in net sales of houseware products, principally due to higher year-over-year net sales of microwave ovens which were partly offset by lower year-over-year net sales of compact refrigerators and wine coolers.

Licensing revenue for the third quarter of fiscal 2015 was $3.3 million, as compared to $2.4 million in the third quarter of fiscal 2014, an increase of $0.9 million, or 36.8%, principally due to higher year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company.

As a result of the foregoing factors, net revenues for the third quarter of fiscal 2015 were $22.9 million, an increase of $2.0 million, or 9.8%, as compared to third quarter fiscal 2014 net revenues of $20.9 million.

Net product sales for the nine month period of fiscal 2015 were $57.3 million, as compared to $59.2 million for the nine month period of fiscal 2014, a decrease of $1.9 million, or 3.2%. The lower year-over-year net product sales were primarily driven by a $1.6 million, or 2.8%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of compact refrigerators and wine coolers, partly offset by higher year-over-year net sales of microwave ovens.

Licensing revenue for the nine month period of fiscal 2015 was $5.8 million, as compared to $4.7 million in the nine month period of fiscal 2014, an increase of $1.1 million, or 24.1%, principally due to higher year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company.

As a result of the foregoing factors, net revenues for the nine month period of fiscal 2015 were $63.1 million, a decrease of $0.7 million, or 1.2%, as compared to the nine month period of fiscal 2014 net revenues of $63.8 million.

Operating income for the third quarter of fiscal 2015 was $3.7 million, an increase of $1.6 million, or 243.6%, from operating income of $1.1 million for the third quarter of fiscal 2014 due primarily to the higher year-over-year net revenues, a $1.4 million reduction in year-over-year SG&A expenses and a $0.4 million reversal of operating reserves no longer required, partly offset by higher year-over-year cost of sales as a percentage of sales.

Operating income for the nine month period of fiscal 2015 was $4.5 million, an increase of $1.9 million, or 72.9%, from operating income of $2.6 million for the nine month period of fiscal 2014 due to a $1.2 million reduction in year-over-year SG&A expenses and a $1.0 million reversal of reserves no longer required, partly offset by the lower year-over-year net revenues and higher year-over-year cost of sales.as a percentage of sales.

Net income for the third quarter of fiscal 2015 was $2.9 million as compared to a net loss of $1.4 million for the third quarter of fiscal 2015, an increase of $4.2 million, due primarily to the recording in the third quarter of fiscal 2014 of a $4.0 million loss on settlement of litigation and the year-over-year increase in operating income. Net income for the nine month period of fiscal 2015 was $3.6 million, as compared to $0.4 million for the nine month period of fiscal 2014, an increase of $3.2 million, or 844.7%, due primarily to the recording in the third quarter of fiscal 2014 of a $4.0 million loss on settlement of litigation and the year-over-year increase in operating income. Diluted earnings per share for the third quarter of fiscal year 2015 were $0.11, as compared to diluted loss per share of $0.05 for the third quarter of fiscal year 2014, an increase of $0.16 per diluted share. Diluted earnings per share for the nine month period of fiscal year 2015 were $0.13, as compared to $0.01 for the nine month period of fiscal year 2014, an increase of $0.12 per diluted share.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our third quarter and nine month fiscal 2015 net income increased significantly as compared to the prior year due primarily to higher year-over-year licensing revenues, lower year-over-year SG&A expenses and $1.0 million in reversal of reserves no longer required and the recording in the third quarter of fiscal 2014 of a $4.0 million loss on settlement of litigation, partly offset by lower year-over-year margins on the products we distribute. The decreasing margins are driven by intense competition, including downward pricing pressure, within all of our product categories. We expect these factors to affect our year-over-year product margin comparisons throughout the remainder of fiscal 2015. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013

Net revenues:
Net product sales	$19,596	$18,443	$57,300	$59,182
Licensing revenue	3,302	2,414	5,788	4,665

Net revenues	22,898	20,857	63,088	63,847

Costs and expenses:
Cost of sales	17,247	15,986	51,441	52,605
Other operating costs and expenses	116	361	560	683
Selling, general and administrative expenses	1,841	3,216	6,572	7,729
Impairment of trademark	—	219	—	219

	19,204	19,782	58,573	61,236

Operating income	3,694	1,075	4,515	2,611

Other income (loss):
Loss on settlement of litigation	—	(4,000)	—	(4,000)
Interest income, net	42	98	151	441

Income (loss) before income taxes	3,736	(2,827)	4,666	(948)
Provision (benefit) for income taxes	882	(1,446)	1,114	(1,324)

Net income (loss)	$2,854	($1,381)	$3,552	$376

Net income (loss) per share:
Basic	0.11	(0.05)	0.13	0.01
Diluted	0.11	(0.05)	0.13	0.01

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share data)

	12/31/14	3/31/14

ASSETS
Current Assets:
Cash and cash equivalents	$24,211	$26,328
Restricted cash	500	—
Short term investments	15,033	32,194
Trade accounts receivable, net	9,587	4,354
Royalties receivable	3,184	3,865
Inventory	4,440	5,438
Prepaid purchases	2,557	2,047
Prepaid expenses and other current assets	1,785	1,604
Deferred tax assets	995	1,394

Total Current Assets	62,292	77,224
Property, plant, and equipment, net	95	142
Deferred tax assets	1,152	1,753
Other assets	86	130

Total Non-current Assets	1,333	2,025

Total Assets	$63,625	$79,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	2,850	3,951
Due to affiliates	500	—

Total Current Liabilities	3,350	3,951
Non-current Liabilities:
Deferred tax liabilities	416	—

Total Non-current Liabilities	416	—

Total Liabilities	3,766	3,951

Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310

Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at December 31, 2014 and March 31, 2014, respectively	529	529
Additional paid-in capital	79,794	98,785
Accumulated earnings (deficit)	450	(3,102)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	59,859	75,298